Exhibit 99.1
August 26, 2005
Charles Fust
SinoFresh Healthcare, Inc.
516 Paul Morris Drive
Englewood, Florida 34273
Ref: Notice of Resignation

Please accept this letter as formal notice of my resignation, effective September 30th, 2005.
I am proud of the achievements that we as a team have made over the past five years. I believe that the company will continue to have new challenges; however, management is doing an exemplary job to secure its place as a successful operating company and a leader in respiratory healthcare.
If asked to stay on as a board member, I would be honored to do so. I am confident that my practical business sense and commitment to high ethical standards will continue to prove as an asset to the shareholders.
Sincerely,

P. Robert DuPont Jr.